Exhibit 10.3
Execution Version

SIXTH AMENDMENT TO AMENDED AND RESTATED

LOAN AGREEMENT

This SIXTH AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT, dated as of March 31, 2023 (this “Sixth Amendment”) to that certain Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated as of June 5, 2018 (as amended, restated, amended and restated, refinanced, replaced, supplemented, modified or otherwise changed from time to time, the “Loan Agreement”), by and among Motorcar Parts of America, Inc., a corporation organized under the laws of the State of New York (“MPA”, and together with each Person organized under the laws of a State of the United States joined thereto as a borrower from time to time (other than Dixie US), collectively, the “US Borrowers”, and each, a “US Borrower”), D & V Electronics Ltd., a corporation amalgamated and existing under the laws of the Province of British Columbia (“D&V”), Dixie Electric Ltd., a corporation amalgamated under the laws of Ontario (“Dixie Canada”), Dixie Electric Inc., a Delaware corporation (“Dixie US” and together with D&V, Dixie Canada and each Person organized under the laws of Canada joined thereto as a borrower from time to time, collectively, the “Canadian Borrowers”, and each, a “Canadian Borrower”; the Canadian Borrowers and the US Borrowers are referred to therein each as a “Borrower” and collectively as “Borrowers”), each Person joined thereto as a guarantor from time to time, the financial institutions which are now or which thereafter become a party thereto (collectively, the “Lenders” and each individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for the Lenders (in such capacity, the “Agent”).

BACKGROUND

Borrowers, Agent and the Lenders are party to the Loan Agreement pursuant to which Agent and Lenders provide Borrowers with certain financial accommodations.

Borrowers have requested that Agent and Lenders make certain amendments to the Loan Agreement, and Agent and Lenders agree to do so on the terms and conditions hereafter set forth.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

1.           Defined Terms.  Any capitalized term used herein and not defined shall have the meaning assigned to it in the Loan Agreement.

2.           Amendments.

(a)          Section 1.2 of the Loan Agreement is hereby amended by inserting the following new defined terms in appropriate alphabetical order:

“Payment Conditions” shall mean, as of any date, with respect to any cash payment with respect to the Subordinated Notes Documents conditioned upon the satisfaction of the Payment Conditions, the following: (i) no Default or Event of Default exists or would occur after giving effect to such cash payment, (ii) the Borrowers are in pro forma compliance with Section 6.5(a) both immediately before and immediately after giving effect to such cash payment (calculated as of the end of the most recent fiscal quarter with Borrowers providing calculations of such compliance together with delivery to Agent of an updated Compliance Certificate), (iii) the average amount of pro forma Undrawn Availability during the consecutive fifteen day period immediately prior to the date of such cash payment is at least $59,655,000, and (iv) the amount of pro forma Undrawn Availability immediately after giving effect to such cash payment is at least $59,655,000.

“PIK Interest” shall mean interest on account of Indebtedness that is payable-in-kind and not in cash.  For the avoidance of doubt, to the extent any PIK Interest is subsequently paid in cash, the portion of such PIK Interest paid in cash shall no longer constitute “PIK Interest”.

“Sixth Amendment” means that certain Sixth Amendment to Amended and Restated Loan Agreement, dated as of March 31, 2023, by and among Borrowers, Agent and the Lenders party thereto.

“Sixth Amendment Fee Letter” shall mean the fee letter dated March 31, 2023 between Agent and Borrowing Agent.

“Subordinated Convertible Notes” shall mean those certain Convertible Promissory Notes issued by MPA to Subordinated Lender in the aggregate principal amount of $32,000,000 dated as of March 31, 2023, together with any extensions thereof, securities issued in exchange therefor or modifications or amendments thereto or replacements and substitutions thereof.

“Subordinated Convertible Notes Transaction” means that certain transaction contemplated by the Subordinated Note Purchase Agreement whereby the Subordinated Lenders will purchase from MPA the Subordinated Convertible Notes in the aggregate original principal amount of Thirty-Two Million Dollars ($32,000,000).

“Subordinated Indebtedness” shall mean Indebtedness of any Loan Party the terms of which are satisfactory to Agent and the Required Lenders and which has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents (a) by the execution and delivery of a subordination agreement, in form and substance satisfactory to Agent and the Required Lenders, or (b) otherwise on terms and conditions (including, without limitation, subordination provisions, payment terms, interest rates, covenants, remedies, defaults and other material terms) satisfactory to Agent and the Required Lenders.  Notwithstanding the foregoing or anything to the contrary in this Agreement, the term “Subordinated Indebtedness” shall not include loans permitted under clause (a)(iii) of the definition of Permitted Intercompany Advances.  For the avoidance of doubt, “Subordinated Indebtedness” shall include all Indebtedness under the Subordinated Convertible Notes.

“Subordinated Lender” shall mean, collectively, Bison Capital Partners VI, L.P., a Delaware limited partnership, and Bison Capital Partners, VI-A, L.P., a Delaware limited partnership.

“Subordinated Notes Guarantee” shall mean that certain Guarantee Agreement, dated as of March 31, 2023, made by the domestic subsidiaries of MPA party thereto in favor of the Subordinated Lender, guaranteeing the payment and performance of all obligations owed by MPA under the Subordinated Convertible Notes.

“Subordinated Note Purchase Agreement” shall mean that certain Note Purchase Agreement, dated as of March 31, 2023, by and between MPA and the Subordinated Lender.

“Subordinated Notes Documents” shall mean the Subordinated Note Purchase Agreement, the Subordinated Convertible Notes, the Subordinated Notes Guarantee, any all other documents relating to, evidencing, or governing the Subordinated Convertible Notes or the obligations thereunder.

“Subordination Agreement” means that certain Subordination Agreement, dated as of March 31, 2023, by and among the Borrowers, the Subordinated Lender and the Agent.

(b)          Section 1.2 of the Loan Agreement is hereby further amended by amending and restating the following defined terms in their entirety:

“Consolidated EBITDA” shall mean, with respect to any Person for any period, (a) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (b) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of such Person for such period: (i) Consolidated Net Interest Expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) severance charges in an aggregate amount not to exceed (A) $1,000,000 for the fiscal year of Borrowers ending on March 31, 2021, (B) $500,000 for the fiscal year of Borrowers ending on March 31, 2022, (C) $2,000,000 for the fiscal year of Borrowers ending on March 31, 2023, (D) $2,250,000 for the fiscal year of Borrowers ending on March 31, 2024, and (E) $100,000 for any fiscal year of Borrowers thereafter, (vi) any non-cash expenses incurred in connection with stock options and other equity-based compensation, (vii) non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, (viii) standard inventory revaluation write-downs and write-ups; provided, that, commencing with the fiscal quarter ending June 30, 2019, such amounts which may be added back pursuant to this clause (viii) with respect to Eligible Inventory which are not subject to a Repurchase Contract or which are at an MPA location shall be an aggregate amount not to exceed $1,000,000 for each fiscal quarter (any portion of such amount not fully used in any given fiscal quarter may be rolled over to a subsequent fiscal quarter during any four quarter period); provided, further, that, commencing with the fiscal quarter ending March 31, 2020, in no event shall the aggregate amount which may be added back pursuant this proviso to this clause (viii) exceed $4,000,000 for any trailing four quarter period, (ix) non-cash losses on Hedging Agreements, (x) any expenses incurred in connection with stock offerings, (xi) the amount of all costs, fees and expenses incurred in connection with the Transactions, (xii) costs and expenses incurred as a result of any step up accounting adjustments, (xiii) all transactional costs, expenses and charges payable in connection with, any acquisition (whether or not consummated) in an amount not to exceed $700,000 for any fiscal year of Borrowers, (xiv) total of Premium To Inventory Purchases and amortization of Core Premium Asset in an aggregate amount not to exceed (I) $30,000,000 during the period April 1, 2018 through June 30,2021, and (II) $30,000,000 during the term of this Agreement for all periods starting on or after July 1, 2021, (xv) non-capitalized transaction expenses related to the Mexico Business Expansion in an aggregate amount not to exceed $32,000,000 for any periods ending on or prior to September 30, 2021, (xvi) specified investments in Customers which are expensed during such period; provided, however, that commencing April 1, 2018 the aggregate amount of such expense which may be added back pursuant to this clause (xvi) shall not exceed $10,855,000 during the term of this Agreement, (xvii) Extraordinary Freight Costs (i) for the fiscal quarter ending on June 30, 2022 not to exceed $1,749,000, and (ii) for the fiscal quarter ending September 30, 2022, not to exceed $1,541,000, (xviii) for the period commencing on April 1, 2020 and ending on March 31, 2022, costs and expenses incurred as a result of increased operating costs in connection with the COVID-19 pandemic; provided, that, the aggregate amount which may be added back pursuant to this subclause (xviii) for any given period shall not exceed the aggregate amount disclosed for such costs and expenses in the corresponding 10-Q or 10-K filing (as applicable) for MPA for any such period; provided further, that, notwithstanding the preceding proviso, the aggregate amount which may be added back pursuant to this subclause (xviii) shall not exceed $13,000,000 and (xix) all costs, fees and expenses incurred by Borrowers in connection with the Subordinated Convertible Notes Transaction and the Sixth Amendment in an aggregate amount not to exceed $1,000,000, minus (c) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent included in determining Consolidated Net Income of such Person for such period: (i) non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of Receivables in the Ordinary Course of Business) for such period and (ii) non-cash gains on Hedging Agreements, plus (d) without duplication and to the extent not included in determining Consolidated Net Income of such Person for such period, Internal Revenue Service refunds not to exceed $5,103,000 in the aggregate with respect to any employee retention credits.

“Consolidated Funded Indebtedness” shall mean, with respect to any Person at any date, (x) all Indebtedness of such Person for borrowed money and Capitalized Lease Obligations, determined on a consolidated basis in accordance with GAAP, which by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date which is renewable or extendable at the option of such Person to a date more than one year from such date, including, in any event, with respect to the MPA and its Subsidiaries, the Revolving Advances, the Term Loan, and the Swing Loans, minus (y) the sum of (A) Qualified Cash plus (B) all Indebtedness of such Person under the Subordinated Notes Documents.

“Permitted Dividends and Stock Buybacks” shall mean any payment, dividend, redemption or repurchase, including, without limitation:

(a)          dividends or distributions made by any non-Loan Party Subsidiary of a Borrower to a Loan Party and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such dividend or distribution is being made;

(b)          dividends or distributions made by any Loan Party to another Loan Party, ratably according to their respective holdings of the type of Equity Interest in respect of which such dividend or distribution is being made;

(c)          dividends, payments or other distributions by a Borrower or any Subsidiary of a Borrower, payable solely in the Equity Interests of such Person (including, without limitation, in connection with any conversion of Indebtedness under the Subordinated Convertible Notes to Equity Interests);

(d)          any dividends, payments or other distributions by a Borrower or any Subsidiary of a Borrower permitted under Sections 7.18 and 7.19 of this Agreement;

(e)          so long as no Default shall exist or result therefrom, repurchases by MPA of its stock and/or stock options and/or dividends in an amount up to  $20,000,000 in the aggregate for such repurchases and/or dividends in any fiscal year commencing with the fiscal year ending March 31, 2018 (it being understood that with respect to any unused amounts in any fiscal year, an amount equal to fifty percent (50%) of the unused amount from such fiscal year may be carried forward to the immediately subsequent fiscal year; provided, however, that during such subsequent fiscal year, MPA shall utilize the permitted amount for such fiscal year before using any carried over amount); provided that after giving effect thereto, (i) Loan Parties shall have Undrawn Availability of not less than $48,000,000 and (ii) Loan Parties shall have delivered to Agent calculations demonstrating that, upon giving effect to such dividends or repurchases, the Loan Parties would be in compliance with the financial covenants set forth in Section 6.5 as of the most recent fiscal quarter end; and

(f)          so long as no Default shall exist or result therefrom, any payments, dividends, redemptions or repurchases in an amount not otherwise permitted by this definition, in an aggregate not to exceed $250,000 in any fiscal year.

“Permitted Indebtedness” shall mean: (a) the Obligations; (b) any other Indebtedness listed on Schedule 5.8(c), and the extension of maturity, refinancing or modification of the terms thereof; provided, however, that (i) such extension, refinancing or modification is pursuant to terms that are not less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness being extended, refinanced or modified and (ii) after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification (other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto); (c) Indebtedness evidenced by Capitalized Lease Obligations entered into in order to finance Capital Expenditures made by the Loan Parties in accordance with the provisions of Section 7.7, which Indebtedness at any time does not exceed the amounts set forth in Section 7.7(a) and Section 7.7(b), respectively; (d) Indebtedness permitted by clause (e) of the definition of “Permitted Encumbrances”; (e) Permitted Intercompany Advances; (f) Indebtedness incurred in the Ordinary Course of Business under performance, surety, statutory, customs and appeal bonds; (g) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year; (h) the incurrence by any Loan Party of Indebtedness under Interest Rate Hedges and Foreign Currency Hedges that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party’s operations and not for speculative purposes; (i) unsecured Indebtedness of Borrowers in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding in connection with tenant improvements at 2929 California Street, Torrance, California; (j) additional unsecured Indebtedness of Borrowers or any of their Subsidiaries in an aggregate principal amount (for Borrowers and their Subsidiaries) not to exceed $4,000,000 at any one time outstanding; (k) any guarantees of Indebtedness (i) made in the Ordinary Course of Business up to an aggregate amount of $250,000, (ii) by one or more Loan Party(s) of the Indebtedness or obligations of any other Loan Party(s) to the extent such Indebtedness or obligations are permitted to be incurred and/or outstanding pursuant to the provisions of this Agreement and (iii) the endorsement of checks in the Ordinary Course of Business; (l) obligations of any Borrower for earnouts in respect of acquisitions not to exceed $10,000,000 in an aggregate principal amount outstanding at any time; and (m) any Indebtedness under the Subordinated Notes Documents in an aggregate principal amount not to exceed $32,000,000 plus the amount of any accrued PIK Interest (to the extent that such PIK Interest has not been paid in cash subsequent to being incurred as PIK Interest) plus Costs (as defined in the Subordinated Convertible Notes) to the extent such Costs constitute “Indebtedness” and have not been paid in cash subsequent to being incurred.

“Permitted Intercompany Advances” shall mean:

(a)          loans made by (x) (i) a Loan Party to another Loan Party, (ii) a non-Loan Party Subsidiary of a Loan Party to another non-Loan Party Subsidiary of a Loan Party, (iii) a non-Loan Party Subsidiary of a Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement and (iv) a Loan Party to a non-Loan Party Subsidiary of a Loan Party so long as (A) the aggregate amount of all such loans made by the Loan Parties pursuant to this clause (a)(iv) and all Investments made by the Loan Parties pursuant to clause (b)(x)(iv) below does not exceed $7,200,000 (on a net basis) in any fiscal year, (B) no Default or Event of Default has occurred and is continuing either before or after giving effect to such loan, and (C) Loan Parties have Undrawn Availability of not less than $18,000,000 after giving effect to such loan; and (y) loans made by a US Borrower to Canadian Borrower so long as (A) the aggregate amount of all such loans made pursuant to this clause (a)(y) and all Investments made pursuant to clause (b)(y) below does not exceed $28,000,000 in an aggregate amount outstanding at any time, (B) no Default or Event of Default has occurred and is continuing either before or after giving effect to such loan, and (C) Borrowers have Undrawn Availability of not less than $30,000,000 after giving effect to such loan; and

(b)          Investments constituting contributions to capital or the purchase of Equity Interests made by (x) (i) a Loan Party in another Loan Party, (ii) a non-Loan Party Subsidiary of a Loan Party in another non-Loan Party Subsidiary of a Loan Party, (iii) a non-Loan Party Subsidiary of a Loan Party in a Loan Party and (iv) a Loan Party to a non-Loan Party Subsidiary of a Loan Party so long as (A) the aggregate amount of all such Investments made by the Loan Parties pursuant to this clause (b)(iv) and all loans made by the Loan Parties pursuant to clause (a)(x)(iv) above does not exceed $7,200,000 (on a net basis) in any fiscal year, (B) no Default or Event of Default has occurred and is continuing either before or after giving effect to such Investment, and (C) Loan Parties have Undrawn Availability of not less than $18,000,000 after giving effect to such Investment; and (y) Investments constituting contributions to capital or the purchase of Equity Interests made by a US Borrower to a Canadian Borrower so long as (A) the aggregate amount of all such Investments made pursuant to this clause (b)(y) and all loans made pursuant to clause (a)(y) above does not exceed $28,000,000 in an aggregate amount outstanding at any time, (B) no Default or Event of Default has occurred and is continuing either before or after giving effect to such Investment, and (C) Borrowers have Undrawn Availability of not less than $30,000,000 after giving effect to such Investment.

(c)          Section 7.18 of the Loan Agreement is hereby amended in its entirety to provide as follows::

“7.18.     Prepayment of Indebtedness.  Except as permitted pursuant to Section 7.19 hereof, at any time, directly or indirectly, prepay any Subordinated Indebtedness (other than to Lenders), or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Loan Party (which is not Subordinated Indebtedness), in an aggregate amount exceeding $1,000,000 in any fiscal year of the Loan Parties.”

(d)          Section 7.19 of the Loan Agreement is hereby amended in its entirety to provide as follows::

“7.19.     Subordinated Indebtedness.  At any time, directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire, or make any payment on account of any principal of, interest on or premium payable in connection with the repayment or redemption of the Subordinated Indebtedness, except (i) payments in respect of Costs (as defined in the Subordinated Convertible Notes), (ii) prepayments, repurchases, redemptions, retirements, or any other payments of any Indebtedness under the Subordinated Notes Documents constituting (A) interest paid in cash on its due date and/or (B) cash payments in respect of Accrued Interest (as defined in the Subordinated Convertible Notes), in each case if the Payment Conditions have been met with respect to such payment, (iii) accrual and/or capitalization of PIK Interest, (iv) any conversion to equity of all or part of the Subordinated Convertible Notes, or (v) as otherwise consented to in writing by the Required Lenders.”

3.          Conditions to Effectiveness.  The effectiveness of this Sixth Amendment is subject to the fulfillment of each of the following conditions precedent (the date such conditions are fulfilled or are waived by Agent is hereinafter referred to as the “Sixth Amendment Effective Date”):

(a)          Representations and Warranties; No Event of Default.  After giving effect to this Sixth Amendment, the following statements shall be true and correct: (i) the representations and warranties contained in this Sixth Amendment, ARTICLE V of the Loan Agreement and in each Other Document, certificate, or other writing delivered to Agent or any Lender pursuant hereto or thereto on or prior to the Sixth Amendment Effective Date are true and correct in all material respects (and in all respects if such representation and warranty is already qualified by materiality or by reference to a Material Adverse Effect) on and as of the Sixth Amendment Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (and in all respects if such representation and warranty is already qualified by materiality or by reference to a Material Adverse Effect) on and as of such earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Sixth Amendment Effective Date or would result from the Sixth Amendment becoming effective in accordance with its terms.

(b)          Execution of Amendment.  Agent and the Lenders shall have executed this Sixth Amendment and shall have received a counterpart to this Sixth Amendment, duly executed by each Loan Party.

(c)          Subordination Agreement.  Agent and the Lenders shall have received a copy of the Subordination Agreement, duly executed by the Subordinated Lender, Agent and Borrowers.

(d)         Subordinated Convertible Notes Transaction.  Agent and the Lenders shall have received a copy of the Subordinated Note Purchase Agreement, duly executed by the Subordinated Lender and MPA and with all exhibits and schedules attached thereto.

(e)          Payment of Fees.  Borrowers shall have paid, on or before the Sixth Amendment Effective Date, (i) the amounts set forth in the Sixth Amendment Fee Letter, and (ii) all fees and invoiced costs and expenses (to the extent invoiced at least two (2) Business Days prior to the Sixth Amendment Effective Date) then payable by Borrowers pursuant to the Loan Documents, including, without limitation, Section 16.9 of the Loan Agreement.  All fees under this Section 3(e) shall be fully earned and payable as of the Sixth Amendment Effective Date, and may be charged by Agent to the U.S. Borrower’s Account.

(f)          Secretary’s Certificate and Authorizing Resolutions.  Agent shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of each Loan Party dated as of the date of this Sixth Amendment which shall certify (i) copies of resolutions of such Loan Party, of the board of directors (or other equivalent governing body, member or partner) of such Loan Party authorizing (x) the execution, delivery and performance of this Sixth Amendment and each Other Document executed in connection with this Sixth Amendment to which such Loan Party is a party, and (y) the reaffirmation of the grant by such Loan Party of the security interests in and liens upon the Collateral to secure all of the Obligations (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Loan Party authorized to execute this Sixth Amendment and such Other Documents and (iii) that the copies of the Organizational Documents delivered to Agent on the Third Amendment Effective Date remain true, correct and complete as of the date of this Amendment (or, to the extent amended after the Third Amendment Effective Date, attaching true, correct and complete copies of such amended Organizational Documents).

4.          Repayment of the Revolving Advances.  The Borrowers hereby agree that not less than fifty percent (50%) of the net proceeds of any amounts received by the Borrowers under the Subordinated Convertible Notes shall be applied by the Borrowers to the repayment of outstanding Revolving Advances within two (2) Business Days after receipt of such net proceeds.

5.           Representations and Warranties.  Each Loan Party represents and warrants as follows:

(a)          Organization, Good Standing, Etc.  Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated, and to execute and deliver this Sixth Amendment, and to consummate the transactions contemplated hereby and by the Loan Agreement, as amended hereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this subclause (iii)) where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect.

(b)          Authorization, Etc.  The execution, delivery and performance by each Loan Party of this Sixth Amendment, and the performance of the Loan Agreement, as amended hereby, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene any of its Organizational Documents or any Applicable Law in any material respect or any material Contractual Obligation binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

(c)          Governmental Approvals.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Body is required in connection with the due execution, delivery and performance of this Sixth Amendment by the Loan Parties, and the performance of the Loan Agreement, as amended hereby.

(d)          Enforceability of this Sixth Amendment.  This Sixth Amendment and the Loan Agreement, as amended hereby, when delivered hereunder, will be a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with the terms thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

(e)          Representations and Warranties; No Event of Default.  The statements in Section 3(a) of this Sixth Amendment are true and correct.

6.          Release.  Each Loan Party hereby acknowledges and agrees that:  (a) neither it nor any of its Affiliates has any claim or cause of action against Agent or any Lender (or any of their respective Affiliates, officers, directors, employees, attorneys, consultants or agents) and (b) Agent and each Lender has heretofore properly performed and satisfied in a timely manner all of its obligations to the Loan Parties and their Affiliates under the Loan Agreement and the Other Documents that are required to have been performed on or prior to the date hereof.  Notwithstanding the foregoing, Agent and the Lenders wish (and the Loan Parties agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of Agent and the Lenders’ rights, interests, security and/or remedies under the Loan Agreement and the Other Documents.  Accordingly, for and in consideration of the agreements contained in this Sixth Amendment and other good and valuable consideration, each Loan Party (for itself and its Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release and forever discharge Agent, each Lender and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively, the “Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to the Sixth Amendment Effective Date directly arising out of, connected with or related to this Sixth Amendment, the Loan Agreement or any Other Document, or any act, event or transaction related or attendant thereto, or the agreements of Agent or any Lender contained therein, or the possession, use, operation or control of any of the assets of any Loan Party, or the making of Advances, or the management of such Advances or the Collateral.

7.           No Novation; Reaffirmation and Confirmation.

(a)          This Sixth Amendment does not extinguish the obligations for the payment of money outstanding under the Loan Agreement or discharge or release the lien or priority of any mortgage, security agreement, pledge agreement or any other security therefore.  Nothing herein contained shall be construed as a substitution or novation of the Obligations outstanding under the Loan Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith.  Nothing expressed or implied in this Sixth Amendment shall be construed as a release or other discharge of the Loan Parties under the Loan Agreement, or the Other Documents, as amended hereby, from any of its obligations and liabilities as “Borrowers” thereunder.

(b)          Each Borrower hereby (i) acknowledge and reaffirm its obligations as set forth in each Loan Document, as amended hereby, (ii) agrees to continue to comply with, and be subject to, all of the terms, provisions, conditions, covenants, agreements and obligations applicable to it set forth in each Loan Document, as amended hereby, which remain in full force and effect, and (iii) confirms, ratifies and reaffirms that the security interest granted to Agent, for the benefit of Agent and the Lenders, pursuant to the Loan Documents, as amended hereby, in all of its right, title, and interest in all then existing and thereafter acquired or arising Collateral in order to secure prompt payment and performance of the Obligations, is continuing and is and shall remain unimpaired and continue to constitute a first priority security interest (subject to Permitted Liens) in favor of Agent, for the benefit of Agent and the Lenders, with the same force, effect and priority in effect both immediately prior to and after entering into this Sixth Amendment.

8.           Miscellaneous.

(a)          Continued Effectiveness of the Loan Agreement and the Other Documents.  Except as otherwise expressly provided herein, the Loan Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that on and after the Sixth Amendment Effective Date (i) all references in the Loan Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended by this Sixth Amendment and (ii) all references in the Other Documents to the “Loan Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended by this Sixth Amendment.  To the extent that the Loan Agreement or any Other Document purports to pledge to Agent, or to grant to Agent, a security interest or lien, such pledge or grant is hereby ratified and confirmed in all respects.  Except as expressly provided herein, the execution, delivery and effectiveness of this Sixth Amendment shall not operate as an amendment of any right, power or remedy of Agent and the Lenders under the Loan Agreement or any Other Document, nor constitute an amendment of any provision of the Loan Agreement or any Other Document.

(b)          Counterparts.  This Sixth Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Sixth Amendment by fax or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Sixth Amendment.  Original signature pages shall promptly be provided to Agent.

(c)        Headings.  Section headings herein are included for convenience of reference only and shall not constitute a part of this Sixth Amendment for any other purpose.

(d)          Costs and Expenses.  Borrowers agree to pay on demand all fees, costs and expenses of Agent and the Lenders in connection with the preparation, execution and delivery of this Sixth Amendment.

(e)          Sixth Amendment as Other Document.  Each Loan Party hereby acknowledges and agrees that this Sixth Amendment constitutes an “Other Document” under the Loan Agreement.  Accordingly, it shall be an Event of Default under the Loan Agreement if (i) any representation or warranty made by any Loan Party under or in connection with this Sixth Amendment, which representation or warranty is (A) subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any respect when made or deemed made, or (B) not subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any material respect when made or deemed made or (ii) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in this Sixth Amendment (subject to any applicable notice or grace periods under the Loan Agreement).

(f)          Severability.  Any provision of this Sixth Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(g)          Governing Law.  This Sixth Amendment shall be governed by and construed in accordance with, the laws of the State of New York.

(h)         Waiver of Jury Trial.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS SIXTH AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be executed and delivered by their respective duly authorized officers as of the date first written above.

US BORROWER:

MOTORCAR PARTS OF AMERICA, INC.

By:	/s/ Selwyn Joffe
Name:	Selwyn Joffe
Title:	President and Chief Executive Officer

Signature Page to Sixth Amendment to A&R Loan Agreement

CANADIAN BORROWERS:

D & V ELECTRONICS LTD.

By:	/s/ Kalina Loukanov
Name:	Kalina Loukanov
Title:	Acting Chief Executive Officer

DIXIE ELECTRIC LTD.

By:	/s/ Selwyn Joffe
Name:	Selwyn Joffe
Title:	Chief Executive Officer

DIXIE ELECTRIC INC.

By:	/s/ Selwyn Joffe
Name:	Selwyn Joffe
Title:	Chief Executive Officer

Signature Page to Sixth Amendment to A&R Loan Agreement

AGENT AND LENDER:

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Albert Sarkis
Name:	Albert Sarkis
Title:	Senior Vice President

Signature Page to Sixth Amendment to A&R Loan Agreement

WEBSTER BUSINESS CREDIT, A DIVISION OF WEBSTER BANK, N.A.

By:	/s/ John R. Saffioti
Name: John R. Saffioti
Title: Director, Asset Based Lending

Signature Page to Sixth Amendment to A&R Loan Agreement

BANK HAPOALIM B.M.

By:	/s/ Thomas J Vigna
Name: Thomas J Vigna
Title: SVP

By:	/s/ Michael Gorman III
Name: Michael Gorman III
Title: SVP

Signature Page to Sixth Amendment to A&R Loan Agreement

CATHAY BANK

By:	/s/ James Campbell
Name: James Campbell
Title: Senior Vice President

Signature Page to Sixth Amendment to A&R Loan Agreement

ISRAEL DISCOUNT BANK OF NEW YORK

By:	/s/ Frank Mancini
Name: Frank Mancini
Title: First Vice President

By:	/s/ Richard Miller
Name: Richard MIller
Title: Senior Vice President

Signature Page to Sixth Amendment to A&R Loan Agreement